Filed Pursuant to Rule 433

Registration No. 333-178400

333-178400-08

333-178400-09

December 13, 2012

FREE WRITING PROSPECTUS DATED DECEMBER 13, 2012

(To the Prospectus dated December 9, 2011, as supplemented by the Preliminary Prospectus Supplement dated December 13, 2012)

Teva Pharmaceutical Finance Company B.V.
$1,300,000,000 2.950% Senior Notes due 2022

Teva Pharmaceutical Finance IV, LLC
$700,000,000 2.250% Senior Notes due 2020

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

Issuers:

Teva Pharmaceutical Finance Company B.V. (“Teva BV”) will issue the 2.950% Senior Notes due 2022 (the “2022 Notes”)

Teva Pharmaceutical Finance IV, LLC (“Teva LLC”) will issue the 2.250% Senior Notes due 2020 (the “2020 Notes”)

Guarantor:	Teva Pharmaceutical Industries Limited (“Teva”)

Ratings:	A3 Stable / A- Stable /A- Stable (Moody’s / S&P / Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime.

Trade Date:	December 13, 2012

Settlement Date (T+3):	December 18, 2012

Principal Amount:	$1,300,000,000 for the 2022 Notes $700,000,000 for the 2020 Notes

Maturity:	December 18, 2022 for the 2022 Notes March 18, 2020 for the 2020 Notes

Coupon:	2.950% for the 2022 Notes 2.250% for the 2020 Notes

Interest Payment Dates:

June 18 and December 18 of each year, beginning June 18, 2013, and ending at maturity for the 2022 Notes

March 18 and September 18 of each year, beginning March 18, 2013, and ending at maturity for the 2020 Notes

Underwriting Discount:	0.450% of principal amount ($5,850,000 total) for the 2022 Notes 0.400% of principal amount ($2,800,000 total) for the 2020 Notes

Public Offering Price:	99.802% of principal amount for the 2022 Notes 99.955% of principal amount for the 2020 Notes in each case, plus accrued interest from December 18, 2012, if settlement occurs after that date

Yield to Maturity:	2.973% for the 2022 Notes 2.257% for the 2020 Notes

Benchmark Treasury:	1.625% due November 15, 2022 for the 2022 Notes 1.000% due November 30, 2019 for the 2020 Notes

Spread to Benchmark Treasury:	+ 125 basis points for the 2022 Notes + 110 basis points for the 2020 Notes

Benchmark Treasury Yield:	1.723% for the 2022 Notes 1.157% for the 2020 Notes

Optional Redemption:	T + 20 basis points for the 2022 Notes T + 20 basis points for the 2020 Notes

CUSIP/ISIN:	88165F AG7 / US88165FAG72 for the 2022 Notes
88166H AD9 / US88166HAD98 for the 2020 Notes

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Passive Book-Runners:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc.

Co-Managers:	DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. PNC Capital Markets LLC RBC Capital Markets, LLC SMBC Nikko Capital Markets Limited

Teva, Teva BV and Teva LLC (Teva LLC together with Teva BV, the “issuers”) have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Teva and the issuers have filed with the SEC for more complete information about Teva and the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Teva, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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